Exhibit 99.1

Sono-Tek Completes Senior Management Transition

- Dr. Christopher Coccio becomes Executive Chairman, Stephen Harshbarger appointed CEO -

MILTON, NY, January 2, 2024 – Sono-Tek Corporation (NASDAQ: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that it has completed the senior management transition that was previously announced at the Company’s most recent annual meeting on August 24, 2023.

Effective as of December 31, 2023, Dr. Christopher L. Coccio transitioned from his position as Chief Executive Officer of Sono-Tek Corporation to the Company’s Executive Chairman. He will also continue to serve as Chairman of the Company’s Board of Directors. As Executive Chairman, Dr. Coccio will continue to play a senior leadership role in the Company’s management. Effective upon Dr. Coccio’s transition, the Board formalized the appointment of R. Stephen Harshbarger as the Company’s Chief Executive Officer. He will also remain President, a position he has held since 2012.

Dr. Christopher L. Coccio, Executive Chairman and Chairman of the Board of Directors of Sono-Tek, stated, “It has been my pleasure to serve as the CEO of Sono-Tek since 2001. For many of those years, I have worked together in partnership at the highest levels with Steve Harshbarger and together, we completed the turnaround of Sono-Tek and the strategic repositioning to focus on larger, more complex systems for production applications that has created the momentum we’ve been building. I have every confidence in his abilities to lead Sono-Tek forward, and he has all of my support as we continue working together to achieve the Company’s goals.”

Steve Harshbarger, Chief Executive Officer of Sono-Tek, added, “I’m excited to keep advancing the vision for Sono-Tek that I share with Dr. Coccio and am honored to have been mentored by him, and to now transition to the role of Chief Executive Officer. The shift in focus to developing multiple high technology applications for Sono-Tek’s proprietary ultrasonic coating technology has begun to pay off, and we believe that supported by our solid operational and financial foundation, Sono-Tek has a strong outlook for future growth.”

Mr. Harshbarger has over 30 years of experience in ultrasonic coating equipment for the electronics, medical device and advanced energy industries. He joined Sono-Tek in 1993 and was appointed President of the Company in 2012, elected a Director in 2013, and in August 2020, he assumed the Chief Operating Officer position as well. As President, he directed the Company’s Sales, Marketing, Engineering, Service, and Manufacturing Operations. Prior to becoming President, Mr. Harshbarger served as Sales Engineer, World-Wide Sales and Marketing Manager, Vice President & Director of Electronics and Advanced Energy (E&AE) and Executive Vice President. In his years managing the sales organization, Mr. Harshbarger established a worldwide distribution and representative network in more than 40 countries consisting of more than 300 people, and contributing to revenue growth of greater than 400%.

Prior to joining the Company, Mr. Harshbarger was the Sales and Marketing Manager for Plasmaco Inc., a world leader in the development of flat panel displays. In that position, he established that company’s distribution network, participated in venture capital funding, and introduced the first flat panel technology to Wall Street trading floors. Mr. Harshbarger is a graduate of Bentley University with a major in Finance and a minor in Marketing.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially.

These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; residual effects from COVID-19 pandemic; maintenance of increased order backlog and timely completion and shipment of related product; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. Sono-Tek undertakes no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley

Chief Financial Officer

Sono-Tek Corporation

info@sono-tek.com

Investor Relations:

Stephanie Prince

PCG Advisory

(646) 863-6341

sprince@pcgadvisory.com